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                                                                    Exhibit 99.1

                    EURAMAX TO ACQUIRE BERGER HOLDINGS, LTD.

NORCROSS, GA and FEASTERVILLE, PA, October 13, 2003 - Euramax International, Inc. and Berger Holdings, Ltd. (Nasdaq:BGRH) announced today they have entered into a definitive agreement for the acquisition of all of the shares of Berger for $3.90 per share in cash by a wholly-owned subsidiary of Euramax. The Boards of Directors of both companies have unanimously approved the transaction.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe. Berger is the parent company of Berger Bros Co., which was founded in 1874, and is a manufacturer of a complete line of roof drainage products specializing in copper as well as residential and commercial snow guards. All of Berger's products are used in new construction, remodeling, and renovation markets.

Following completion of the transaction, it is currently contemplated that Euramax's Promaster Metal Division will be combined with the Berger Bros operating company, and the combined entity will operate under the Berger Bros name in Feasterville, Pennsylvania as a subsidiary of Euramax.

Mr. J. David Smith, Chairman, President and CEO of Euramax, stated "Berger's expertise and broad product offering of roof drainage products and roofing accessories will enhance and complement our portfolio of products targeted for the distributor market."

Mr. Joseph F. Weiderman, President and CEO of Berger, added "The Berger officers and directors are pleased to have reached this agreement. This transaction will provide liquidity and an above market stock price to our stockholders."

Under the terms of the definitive agreement, a wholly-owned subsidiary of Euramax will commence a cash tender offer to acquire all of Berger's outstanding shares at a price of $3.90 per share. Following successful completion of the tender offer, any remaining outstanding shares of stock of Berger will be acquired in a cash merger at the same price. The consummation of the transaction is subject to customary conditions, including that at least 80% of the outstanding shares are tendered in the tender offer.

Certain shareholders of Berger holding stock and options representing in the aggregate approximately 40% of the total outstanding shares of Berger on a fully diluted basis have entered into a definitive agreement with Euramax under which they have agreed, among other things, to tender their shares into the offer.

Boenning & Scattergood, Inc. issued a fairness opinion to the Berger Board of Directors in connection with the proposed transaction.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Berger common stock described in this announcement has not yet commenced. At the time the offer is commenced, Euramax's subsidiary will file a tender offer statement with the SEC, and Berger will file a solicitation/recommendation statement with respect to the offer. Berger's investors and security holders are urged to read each of the tender offer statement and the solicitation/recommendation statement referenced in this press release when it becomes available because it will contain important information about the transaction.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements concerning the businesses of Euramax and Berger and, assuming the consummation of the transaction, the acquisition of Berger by Euramax, as well as the expected timing and conditions to closing of the transaction. While these forward-looking statements represent our judgments and future expectations concerning the development of the businesses and the timing and consummation of the transaction, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. More detailed information about those factors is set forth in filings to be made by Euramax and Berger with the SEC. Neither Euramax nor Berger is under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Where You Can Find Additional Information:

Investors and security holders may obtain a free copy of the tender offer statement and the solicitation/recommendation statement when it is available and other documents filed by Euramax and Berger with the SEC at the SEC's web site at www.sec.gov. The tender offer statement and the solicitation/recommendation statement and these other documents may also be obtained free from Euramax, Berger or the information agent.

www.euramax.com
www.bergerbros.com

Euramax Contact
R. Scott Vansant, Chief Financial Officer 770-449-7066

Berger Contacts
Theodore A. Schwartz, Chairman 215-355-1200 ext. 123
Francis E. Wellock, Jr., Chief Financial Officer, 215-355-1200 ext. 122